CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2020 RESULTS

Norton, Massachusetts, July 29, 2020. CPS Technologies Corporation (NASDAQ: CPSH) today announced revenues of $5.8 million and an operating profit of $331 thousand for the quarter ended June 27, 2020.  This compares with revenues of $6.4 million and an operating profit of $258 thousand for the quarter ended June 29, 2019.

For the six months ending June 27, 2020, revenues are $12.3 million with an operating profit of $952 thousand.  This compares with revenue of $11.6 million and an operating loss of $486 thousand for the six months ended June 29, 2019.

Grant Bennett, President and CEO, said: “Revenues, while strong, were down compared to the first quarter of 2020 due primarily to impacts of the coronavirus pandemic on the purchasing decisions of a major customer.   This customer increased inventory in Q1 to guard against possible supply chain interruptions; they then reduced purchases in Q2 to bring inventory down to more appropriate levels.

Gross margins and operating profits were considerably higher in the three-month and six-month periods just ended than they were in the corresponding periods a year ago.  This significant positive swing in performance reflects the pricing, product mix and operational improvements discussed in previous quarters.

CPS has been open and operating throughout the pandemic.  To date most of our customers remain open and operational.   We saw in Q2 and expect to see in future quarters increased volatility in short-term demand as individual customers address pandemic-related issues including managing inventories up and down, shortages of other components, short-term shutdowns, longer approval cycles given many employees are working from home, etc.

CPS continues to follow CDC and OSHA guidance in our workplace.  Employees’ temperatures are taken at the beginning of each shift, shifts have been staggered to reduce employee overlap, workstations have been rearranged to ensure social distancing, all employees are using facemasks, etc.

Any forward looking comments must begin with the clear caveat that the pandemic is injecting considerable uncertainty at customers and suppliers so conditions can and may change quickly.  Nonetheless, we currently anticipate continued strong performance for the remainder of 2020, albeit not as strong as we were anticipating pre-pandemic.  Our product sales pipeline is strong.  Our sales team continues to generate new business both from existing and new customers.  We note that over the past six months we have seen some customer programs using SiC die accelerating and we are particularly excited about the near-term revenue growth potential in this area.”

The Company will be hosting its second quarter conference call with investors at 4:45pm on Wednesday, July 29. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 6958894

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2020 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORP.
STATEMENT OF OPERATIONS (Unaudited)
	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Revenues:
Product sales	$5,758,015	$6,366,951	$12,269,586	$11,636,489

Total revenues	5,758,015	6,366,951	12,269,586	11,636,489
Cost of product sales	4,574,686	5,191,964	9,536,047	10,302,078

Gross Margin	1,183,329	1,174,987	2,733,539	1,334,411
Selling, general, and
administrative expense	852,773	917,079	1,781,362	1,820,765

Income (loss) from operations	330,556	257,908	952,176	(486,354)
Interest income (expense), net	(31,325)	(7,310)	(51,291)	(7,261)

Net income (loss) before
income tax	299,231	250,598	900,885	(493,615)
Income tax provision (benefit)	—	—	—	—

Net income (loss)	$299,231	$250,598	$900,885	$(493,615)

Net income (loss) per
basic common share	$0.02	$0.02	$0.07	$(0.04)

CPS TECHNOLOGIES CORP.
BALANCE SHEET (Unaudited)
	June 27,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$116,612	$133,965
Accounts receivable-trade, net	4,975,842	4,086,945
Inventories, net	3,872,868	3,099,824
Prepaid expenses and other current assets	173,237	147,786

Total current assets	9,138,559	7,468,520

Property and equipment:
Production equipment	10,008,886	9,649,169
Furniture and office equipment	508,423	508,423
Leasehold improvements	934,195	934,195

Total cost	11,451,504	11,091,787
Accumulated depreciation and amortization	(10,357,620)	(10,110,663)
Construction in progress	320,209	255,754

Net property and equipment	1,414,093	1,236,878

Right-of-use lease asset	100,000	171,000
Deferred taxes, net	147,873	147,873

Total assets	$10,800,525	$9,024,271

Current liabilities:
Borrowings against line of credit	1,026,765	1,249,588
Note payable, current portion	37,311	—
Accounts payable	1,770,160	1,436,417
Accrued expenses	908,994	815,166
Deferred revenue	482,997	21,110
Lease liability, current portion	100,000	148,000

Total current liabilities	4,326,227	3,670,281

Note payable less current portion	159,360	—
Long term lease liability	—	23,000

Total liabilities	4,485,587	3,693,281
Commitments
Stockholders` equity:
Common stock, $0.01 par value,
authorized 20,000,000 shares;
issued 13,427,492;
outstanding 13,207,436;
at June 27, 2020 and December 28, 2019;	134,275	134,275
Additional paid-in capital	36,177,264	36,094,201
Accumulated deficit	(29,479,548)	(30,380,433)
Less cost of 220,056 common shares repurchased
at June 27, 2020 and December 28, 2019	(517,053)	(517,053)

Total stockholders` equity	6,314,938	5,330,990

Total liabilities and stockholders`
equity	$10,800,525	$9,024,271